EX-10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

                Amendment No. 3, dated as of January 1, 2002, to Agreement, dated as of August 16, 1991 (as heretofore amended as of July 27, 1996 and as of January 31, 1997) between SYRATECH CORPORATION,  a Delaware corporation (the “Company”) and ALAN R. KANTER (the “Executive”).

                The Executive is now, and at all times since prior to August 16, 1991 has been, Vice President - Sales of the Company.  On August 16, 1991 the Company and the Executive entered into an Employment Agreement (the “Agreement”), which made no provision for payment of a retirement benefit to the Executive.  Pursuant to Amendment No. 1, dated as of July 27, 1996 (the “Amendment No. 1”) there was added to the Agreement a new Section 3.4 Retirement Benefit.  Pursuant to Amendment No. 2, dated as of December 31, 1996 (the “Amendment No. 2”) in consideration of the execution by the Company and the Executive of that certain Agreement, dated as of December 31, 1996, by and between the Company, THL Transaction 1 Corp. and the Executive, Section 3.4 was further amended.

The Company and the Executive now wish to modify and restate the terms of the Executive’s Agreement related to Section 3.4 and the restatement of certain other terms.

                In consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

                1.             Continuation of Employment.  The Executive hereby agrees to continue to serve as a full-time employee of the Company for a period of at least three years following the date of this Agreement.

                2.             Retirement Benefit.  Section 3.4 of the Agreement, as heretofore amended by the Amendment No. 1 and further amended by Amendment No. 2, is hereby restated in its entirety as follows:

3.4           Retirement Benefit.  From and after the “Deemed Retirement Date” (as hereinafter defined) and until the last day of the month during which the death of the survivor of the Executive and the “Executive’s Spouse” (as hereinafter defined) shall occur, the Executive (or the Executive’s Spouse) shall be entitled to receive from the Company, and the Company shall pay to the Executive (or from and after the date of the Executives’ death, the Executive’s Spouse if she shall survive the Executive), as a fully vested benefit, an annual retirement (or survivor’s) benefit equal to the greater of (a) $75,000 or (b) the product of (i) two percentum (2%) of the average total annual compensation (i.e., base salary plus bonus compensation) paid to the Executive by the Company in the three years (as defined below) next preceding the Deemed Retirement Date and (ii) the number of full years (a “year” being defined as a period of 365 calendar days) during which the Executive was a full-time employee of the Company or one or more subsidiaries of the Company (whether or not such full-time employment occurred before or after the date of this Agreement so long as such full-time employment occurred after the date of incorporation of the Company), calculated as of the Deemed Retirement Date; provided, however, that such annual retirement (or survivor’s) benefit shall be offset (that is, diminished) by the amount of any annual retirement (or survivor’s) benefit that the Executive (or the Executive’s Spouse) shall be or become entitled to receive (and shall actually receive) under any Company-funded pension plan that may be adopted after the date of this Agreement.  The annual retirement (or survivor’s) benefit shall be payable in equal monthly installments in arrears beginning with the last day of the month in which the Deemed Retirement Date occurs.  As used herein, the term “Deemed Retirement Date” shall mean the first day of the month next following the calendar month during which occurs the later of (x) the 65th anniversary of the Executive’s date of birth or (y) the last day of full-time employment of the Executive by the Company, regardless of the circumstances under which the Executive’s full-time employment is terminated; and the term “Executive’s Spouse” shall mean the Executive’s wife on the date of this Agreement.  Notwithstanding the foregoing provisions of this Section 3.4 or any other provision of this Agreement, the phrase and term “total annual compensation” as used in this Section 3.4 or elsewhere in this Agreement shall not include, or be deemed to include, any securities distributed or payments made to the Executive pursuant to Sections 2 and/or 3 of that certain Agreement, dated as of the 31st day of December 1996, by and between the Company, THL Transaction I Corp., Leonard Florence and the Executive, it being intended and agreed that the distributions of securities and cash payments made and to be made pursuant thereto shall not increase or otherwise affect the retirement benefit provided for in this Section 3.4.

                3.             Confirmation of other Terms.             In all other respects the provisions of the Agreement, as heretofore amended, are ratified, confirmed and approved, except that the parties acknowledge that, as contemplated by the second sentence of Section 3.1 of the Agreement, effective as of January 1, 1999, the Executive’s base salary was increased by the Company to Three Hundred Ninety Thousand Dollars ($390,000.00) per annum.

                IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the day and year first above written.

SYRATECH CORPORATION

/s/ Robert Meers
President

/s/ Alan R. Kanter
Alan R. Kanter